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EXHIBIT 10.32(c)

THIRD AMENDMENT TO MASTER REPURCHASE AGREEMENT
GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS

        This Amendment, dated as of July 31, 2002 (the "Amendment"), to the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of December 1, 2000, as amended by each of the First Amendment and the Second Amendment to the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans, dated as of June 21, 2001 (as amended, the "Agreement"), is made by and between LEHMAN BROTHERS BANK, FSB ("Buyer") and AAMES CAPITAL CORPORATION ("Seller" and, together with the Buyer, the "Parties").

RECITALS

        WHEREAS, the Seller and the Buyer are parties to the Agreement, pursuant to which the Buyer has agreed, subject to the terms and conditions set forth in the Agreement, to purchase certain Mortgage Loans owned by the Seller, including, without limitation, all rights of Seller to service and administer such Mortgage Loans. Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement, as amended hereby.

        WHEREAS, the Parties wish to amend the Agreement to modify certain of the terms and conditions governing the purchase and sale of the Mortgage Loans.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

        Section 1.    Amendment.

          1.1  In connection with the Agreement, the Parties agree that the Agreement shall not terminate on July 31, 2002 and shall be extended until July 30, 2003 as provided below; provided that all provisions hereof (other than such extension of the term) shall not be effective until on and after July 2, 2002.

          1.2  The definitions of "Final Repurchase Date", "Pricing Spread" and "Purchase Price" in Section 2 of the Agreement are hereby deleted in their entirety and replaced with the following:

    "Final Repurchase Date" means July 30, 2003 or such earlier date on which all Purchased Mortgage Loans are required to be immediately repurchased pursuant to Section 14(a).

    "Pricing Spread" means the rate specified in the Confirmation, which shall be equal to (i) on each date prior to the delivery to the Custodian of the complete Mortgage Files with respect to the related Purchased Mortgage Loans, 1.50% and (ii) on each date on and after the delivery to the Custodian of such Mortgage Files, 1.00%.

    "Purchase Price" means on each Purchase Date, the price at which Purchased Mortgage Loans are transferred by Seller to Buyer or its designee (including the Custodian) which shall be equal to, with respect to each Purchased Mortgage Loan that is not a Wet Ink Mortgage Loan, the lowest of (x) 95.5% of the Market Value of such Purchased Mortgage Loan as determined by the Buyer in its sole discretion, (y) 97.0% of the Securitization Value of such Purchased Mortgage Loan as determined by the Buyer in its sole discretion and (z) 98.5% (or, with respect to any Purchased Loan which is a Wet Ink Mortgage Loan, 97.0%) of the outstanding principal amount of such Purchased Mortgage Loan.

          1.3  In Section 3(f) of the Agreement, the reference in the third line to "$200,000,000" is hereby deleted and replaced with "$300,000,000".

          1.4  In Section 13(a) of the Agreement, clauses (xiii), (xix), (xx) and (xxi) are hereby deleted in their entirety and replaced with the following:

            (xiii)Tangible Net Worth of the Seller shall be less than $315,000,000;

            (xix) the aggregate amount of the Seller's cash, Cash Equivalents and available borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse facilities, on a consolidated basis and on any given day, shall be less than $5,000,000 at any time;

            (xx) Seller and its Affiliates shall at any time cease or fail to have warehouse facilities with other lenders or buyers (other than the Buyer pursuant to the Agreement) in an amount equal to or greater than $600,000,000; or

            (xxi) for any two consecutive fiscal quarters of Guarantor after the date of this Agreement, Guarantor and its subsidiaries shall incur a loss on a consolidated basis in accordance with GAAP.

          1.5  In Exhibit V of the Agreement, the representations and warranties in paragraphs (o) and (zz) are hereby deleted in their entirety and replaced with the following:

    (o)    Loan-to-Value Ratio. The Mortgage Loans subject to Transactions do not have a weighted average cumulative Loan-to-Value Ratio in excess of 85%. If a Mortgage Loan has a Loan-to-Value Ratio greater than 90% and less than or equal to 100%, the Purchase Price of such Mortgage Loan together with the Purchase Price of Purchased Mortgage Loans secured by a first or a second lien on the related Mortgaged Properties subject to then outstanding Transactions having a Loan-to-Value Ratio greater than 90% and less than or equal to 100% does not, in either case, exceed the greater of (x) 3% of the aggregate Purchase Price for all Mortgage Loans which are subject to then outstanding Transactions and (y) $10,000,000. For purposes of this paragraph, the Loan-to-Value Ratio for A-MI loans is reduced by the amount of coverage of Mortgage Insurance.

    (zz)    Wet Ink Mortgage Loans. The Purchase Price of a Wet Ink Mortgage Loan together with the Purchase Price of Purchased Mortgage Loans which are Wet Ink Mortgage Loans does not exceed, during the period beginning on the third from last Business Day of each calendar month, through and including the seventh Business Day of next succeeding calendar month, $80,000,000 and, at all other times, $50,000,000; provided that such amounts referred to above in this clause (zz) shall be reduced to $50,000,000 and $35,000,000, respectively, in the event that the Guarantor has cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount less than either (a) $20,000,000, or (b) $17,500,000 in the event that Seller has unused committed sale capacity on unencumbered assets that could be sold under the Capital Z Residual Sale Agreement in an amount equal to not less than $10,000,000.

          1.6  The following new definitions are hereby inserted in Section 2 of the Agreement in their appropriate alphabetical location:

    "Capital Z Residual Sale Agreement" shall mean that certain Residual Sale Agreement, dated August 31, 2000, between Aames Capital Corporation and Capital Z Investments, L.P., as amended, supplemented, restated or modified from time to time.

    "Cash Equivalents" shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor's Ratings Group ("S&P") or P-1 or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

          1.7  In Exhibit V of the Agreement, the following new representation and warranty is hereby inserted in its appropriate alphabetical location:

    (bbb)
    Mortgage Loans Purchased Through Clean-up Calls of Affiliate Securitizations. The Purchase Price of Mortgage Loans subject to Transactions purchased by the Seller through clean-up calls of securitizations of Affiliates of the Seller which Mortgage Loans are Delinquent for 29 or fewer days does not exceed $20,000,000. No Mortgage Loans subject to Transactions purchased by the Seller through clean-up calls of securitizations of Affiliates of the Seller are Delinquent for 30 or more days.

        Seller acknowledges and agrees that in determining the Market Value of any Mortgage Loans subject to Transactions which were purchased by the Seller through clean-up calls of securitizations of Affiliates of the Seller, the Buyer may in its sole and absolute discretion determine the Market Value of such Mortgage Loans separate and apart from the Market Value of any other Mortgage Loans.

          1.8  The following new affirmative covenants labeled clauses (o) and (p) are hereby inserted in Section 12 of the Agreement in their appropriate alphabetical location:

    (o)    In the event that the Seller or any of its Affiliates enters into a warehouse facility or other funding vehicle with any other Person (including, without limitation, a transaction with a new counterparty or a renewal of an existing relationship) that is structured utilizing a "true sale" of mortgage loans to a bankruptcy-remote non-consolidated special purpose entity ("SPE"), Buyer shall have the right to restructure the Agreement and replace the Agreement with a facility structured through an SPE.

    (p)    Seller and its Affiliates shall not amend any other warehouse financing agreements (including, but not limited to, credit agreements or repurchase agreements) with other lenders or buyers without the prior written approval of Buyer which approval shall not be unreasonably withheld, so long as the Seller provides to the Buyer the opportunity to amend this Agreement to incorporate similar terms.

        Section 2.    Covenants, Representations and Warranties of the Parties.

          2.1  Except as expressly amended by Section 1 hereof, the Agreement remains unaltered and in full force and effect. Each of the Parties hereby reaffirms all terms and covenants made in the Agreement as amended hereby.

          2.2  Each of the Parties hereby represents and warrants to the other that (a) this Amendment constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (b) the execution and delivery by such Party of this Amendment has been duly authorized by all requisite corporate action on the part of such Party and will not violate any provision of the organizational documents of such Party.

        Section 3.    Effect upon the Agreement.

          3.1  Except as specifically set forth herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. All references to the "Agreement" in the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans shall mean and refer to the Master Repurchase Agreement Governing Purchases and Sales of Mortgage Loans as modified and amended hereby.

          3.2  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the Agreement, or any other document, instrument or agreement executed and/or delivered in connection therewith.

        Section 4.    Governing Law.

        THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

        Section 5.    Counterparts.

        This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year first above written.

SELLER:

AAMES CAPITAL CORPORATION, as Seller

By:
	Name:	Jon Van Deuren
	Title:	Senior Vice President

BUYER:

LEHMAN BROTHERS BANK, FSB, as Buyer

By:
Name:
Title:

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  EXHIBIT 10.32(c)
THIRD AMENDMENT TO MASTER REPURCHASE AGREEMENT GOVERNING PURCHASES AND SALES OF MORTGAGE LOANS